UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2012

FACT CORPORATION
Exact name of registrant as specified in its charter

Colorado	000-17232	84-0888594
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Railroad Place, Belleville NJ	07109
(Address of principal executive offices)	(Zip Code)

(888) 410-3228
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2.                                FINANCIAL INFORMATION

Item 2.04  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Triggering Events That Accelerate or Increase a Direct Financial Obligation

On February 1, 2012, FACT Corporation’s wholly-owned subsidiary Food and Culinary Technology Group Inc. (the “Company”) President and CEO received by e-mail, notification of a notice of default to be provided from FACT Group LLC (the “LLC”) with a draft of such notice, which stated that the Company was in default under the Settlement Agreement (the “Agreement”) between the Company and the LLC entered into as of  August 20, 2003, as the Company had failed to meet all of the required royalty payments under the Agreement.

The LLC has the right under the Agreement to provide notice of any default under the Agreement to certain parties thereto by delivering personally or depositing a certified copy, return receipt requested in the U.S. mail to such defendants and their legal counsel. Such parties are referred to in the Agreement as the “Defendants”. While the LLC  has represented that proper notice has been served, the Company currently takes the position that proper notice of default has not been provided as required under the terms of the Agreement, and therefore that the time to respond to any such notice of default has not yet commenced and will not commence until such time as the Defendants receive such notice of default as required under the Agreement.

Should such notice of default be legally provided pursuant to the terms of the Agreement, then the Defendants will have 15 business days from the provision of such notice to the Defendants to cure the default.

This notice of default comes at the time that the Company was negotiating a financing for the Company to progress the Company and its business opportunities. The Company had requested that the LLC give the Company until February 10, 2012 to present the LLC with a settlement agreement for consideration with the Company’s intent that they would reach an agreement that would be more in keeping with the Company’s ability to pay royalties on those assets of the Company which are related to the Agreement.   However, in order to give the 10 days requested by the Company, the LLC demanded that the Company pay $15,000 and provide them with written commitment that they would pay the arrears in full on or before March 31, 2012.   The Company was not in a position to meet those demands and advised the LLC of such with a request that they delay the default until February 10, 2012.    The LLC denied the request.  However, until such time as the Defendants receive proper notice then the default cure period will not commence.  There is reason to believe that the LLC will provide proper notice to the Defendants and therefore the Company, along with the other Defendants, will be placed into default.

Should the Defendants fail to cure the default upon proper notice then the LLC has the right to apply to the courts for return of the assets and the Company will be prohibited under a non-compete in undertaking any business in North America which is the same or, directly competitive with products which are based on the “Assets”, as such term is defined in the Agreement.

The business related to the Assets has not been sufficient to make the royalty payments as required under the Agreement and to meet the obligations to the Company’s suppliers and there can be no assurance that the portion of the business related to the Assets will generate sufficient revenues to meet the required payments.   Therefore, the Company will have to reach a settlement with the LLC or it may decide to return the Assets to the LLC without opposition to any motions to the Courts.

The Company is currently reviewing with legal counsel the actions that it may take in regard to the Agreement and continues to work with its financing sources to finalize the terms of a financing.

FACT Corporation, which is the parent of the Company, has a number of other initiatives which are generating revenues and which FACT Corporation will continue to pursue for the benefit of its shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FACT Corporation

Dated: February 7, 2012	By:	/s/ Jacqueline Danforth
	Name:	Jacqueline Danforth
`	Title:	Chief Executive Officer